Exhibit 99.1

Annaly Capital Management, Inc. Announces Public Offering of Convertible Senior Notes

NEW YORK--(BUSINESS WIRE)--February 8, 2010--Annaly Capital Management, Inc. (NYSE: NLY) today announced that it intends to make a public offering of $500.0 million in aggregate principal amount of its convertible senior notes due 2015.

Annaly intends to grant the underwriter of the notes a thirty-day option to purchase up to an additional $75.0 million aggregate principal amount of the notes solely to cover over-allotments. Annaly expects to use the proceeds of this offering to purchase mortgage-backed securities for its investment portfolio and general corporate purposes.

Credit Suisse Securities (USA) LLC is acting as the sole underwriter for the offering.

Annaly has filed a shelf registration statement and prospectus with the Securities and Exchange Commission (SEC), and will file a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus and other documents Annaly has filed with the SEC for more complete information about Annaly and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, Annaly, the underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request them by contacting:

Credit Suisse Securities (USA) LLC
Attn: Prospectus Dept.
One Madison Ave.
New York, NY 10010
Telephone: (800) 221-1037

The notes will be issued pursuant to the shelf registration statement that was previously filed with the SEC. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes. An offering of the notes will be made only by means of a prospectus supplement and accompanying prospectus. The prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Statements in this press release contain "forward looking" information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Those factors include conditions in the financial markets and customary offering closing conditions. Please see Annaly’s filing with the SEC for certain other factors that may affect forward-looking information.

CONTACT:
Annaly Capital Management, Inc.
Investor Relations
1-888-8Annaly
www.annaly.com